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                                EX-99.CODE ETH

                           BNY HAMILTON FUNDS, INC.

                                CODE OF ETHICS

1. Purposes

   This Code of Ethics (the "Code") has been adopted by the Board of Directors of BNY Hamilton Funds, Inc. (the "Corporation"), with respect to each series of the Corporation now or hereafter established (each a "Fund") in accordance with Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1 generally proscribes fraudulent or manipulative practices with respect to purchases or sales of Covered Securities held or to be acquired by investment companies, if effected by affiliated persons of such companies or their principal underwriter, or by any affiliated persons of the principal underwriter or investment adviser of such companies.

   The purpose of this Code of Ethics is to establish provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b) of Rule 17j-1 in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by a Fund. In particular, it shall be unlawful for any such person:

   (1)    To employ any device, scheme or artifice to defraud such Fund;

   (2) To make to such Fund any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

   (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such Fund; or

   (4)    To engage in any manipulative practice with respect to such Fund.

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   Rule 17j-1 also requires each Fund to use reasonable diligence, and to institute procedures reasonably necessary, to prevent violations of this Code. The principal device upon which this Code relies to achieve its purpose is periodic reporting by the Corporation's Access Persons of securities transactions in which such Access Persons have a Beneficial Ownership Interest. As permitted by Rule 17j-1, the Code contemplates that Access Persons of the Corporation who are affiliated persons of either (i) an investment advisory organization engaged by the Corporation to provide investment advice; or
(ii) the Corporation's principal underwriter, will satisfy their reporting obligations under the Code by complying with codes of ethics adopted by such investment adviser or principle underwriter, provided in each case that the Board of Directors, including a majority of the Independent Directors has determined that such code of ethics contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1(b) under the 1940 Act.

   The Corporation's Board of Directors will review the code of ethics adopted by each investment advisory organization and principal underwriter serving the Corporation. The Board of Directors also will review, at least annually, a written report setting forth any issues that may have arisen under each such code of ethics and this Code during the relevant period. Each report must be accompanied by a certification to the Board of Directors that the Corporation and each investment adviser and the underwriter for the Corporation has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

2. Definitions

   Unless otherwise defined herein, capitalized terms and certain phrases utilized in this Code shall have the meanings assigned to them in the Appendix to this Code. For purposes of this Code,

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"Adviser" shall mean The Bank of New York and each affiliate of the Bank of New
York that serves as an investment adviser to a Fund.

3. Prohibited Purchases and Sales

   (a) No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his actual knowledge at the time of such purchase or sale: (i) is being considered for purchase or sale by the Corporation; or (ii) is being purchased or sold by the Corporation.

   (b) No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Corporation) any information regarding transactions in Covered Securities by the Corporation or consideration by the Corporation or the Adviser of any such securities transaction.

   (c) No Access Person shall recommend any securities transaction in a Covered Security by the Corporation without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation
(i) his or her direct or indirect Beneficial Ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other.

4. Exempted Transactions

   The prohibitions of Section 3 of this Code shall not apply to:

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   (a)    Purchases or sales of securities effected in any account over which the Access Person has no direct or indirect influence or control.

   (b) Purchases or sales of securities that are not eligible for purchase or sale by the Corporation.

   (c) Purchases or sales that are non-volitional on the part of either the Access Person or the Corporation.

   (d)    Purchases that are part of an Automatic Investment Plan.

   (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5. Reporting

   Every Access Person shall report to the Corporation the information described in Sections 5(b) and 5(c) of this Code with respect to accounts and Covered Securities held, and transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for, and Covered Securities held in, any account over which such person does not have any direct or indirect influence.

   (a) Initial and Annual Holdings Reports. No later than 10 days after becoming an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person), each Access Person shall report to the Code Compliance Officer:

       (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

       (ii)   The name of any broker, dealer or bank with whom the Access Person

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              maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

       (iii)  The date that the report is submitted by the Access Person.

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   All Access Persons shall report to the Code Compliance Officer annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

       (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

       (ii) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

       (iii)  The date that the report is submitted by the Access Person.

   (b) Quarterly Reports. Not later than thirty days after the end of the calendar quarter in which a transaction to which the report relates was effected, a report shall be made to the Code Compliance Officer containing the following information:

       (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares:

       (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

       (iii) The price of the Covered Security at which the transaction was effected; and

       (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

       (v)    The date that the report is submitted by the Access Person

   An Access Person need not make a quarterly transaction report under this provision if the report would duplicate information contained in broker trade confirmations or account statements received by the Code Compliance Officer for the Corporation with respect to the Access Person within the time period required, if all of the information required by this provision is contained in the broker trade confirmation or account statements or the records of the Corporation.

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   (c) Exceptions for Disinterested Directors. A director of the Corporation who is not an "interested person" of the Corporation within the meaning of section 2(a)(19) of the Act ("Disinterested Director") and who would be required to make a report solely by reason of being a Fund director, need not make an initial holdings report or an annual holdings report under paragraph 3(a) above. In addition, no Disinterested Director shall be required to make a quarterly transaction report under paragraph 3(b) above unless the director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, a Fund purchased or sold the Covered Security or the Fund or the Investment Adviser considered purchasing or selling the Covered Security.

   (d) Beneficial Ownership. Any report hereunder may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

6. Sanctions

   Upon a violation of this Code being discovered and reported to the Board of Directors, the Board of Directors of the Corporation may impose such sanctions as it deems appropriate.

7. Administration of Code of Ethics

   Administration of this Code and the review of all reports submitted hereunder shall be undertaken by a Code Compliance Officer to be designated by the Board of Directors of the Corporation.

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                                   APPENDIX

                               CODE DEFINITIONS

A. "ACCESS PERSON" means any manager, director, executive officer, general partner, trustee, or Advisory Person of the Corporation or any investment adviser to the Corporation.

B. "AUTOMATIC INVESTMENT PLAN" shall have the meaning assigned to it under
Section 17j-1(a)(11).

C. A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made and communicated, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

D. "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of that Act and the rules and regulations thereunder.

E. "CODE COMPLIANCE OFFICER" shall mean an officer of the Corporation appointed by the Board of Directors. Such officer may designate other individuals to assist in the administration of the Code.

F. "CONTROL" shall have the meaning set forth in Section 2(a)(9) of the Act.

G. "COVERED SECURITY" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act (which provision defines the term "security for purposes of the 1940 Act), but shall exclude securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies other than the Corporation.

H. "PURCHASE OR SALE OF A SECURITY" includes, inter alia, the writing of an option to purchase and sell a security.

I. A Security is "HELD OR TO BE ACQUIRED" if within the most recent 15 days it has (i) been held by the Corporation, or (ii) is being or has been considered by the Corporation or its Investment Adviser for purchase by the Corporation.


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                                   EXHIBIT A

Persons Covered by this Code of Ethics

Principal Executive Officer--Kevin Bannon

Principal Financial Officer--Guy Nordahl